EXHIBIT 21

SUBSIDIARIES OF STANADYNE HOLDINGS, INC.

Precision Engine Products Corp.

Stanadyne Automotive Holding Corp., a Delaware corporation

Stanadyne Corporation, a Delaware corporation

Stanadyne, SpA, a S.p.A. company incorporated in Italy

Stanadyne Amalgamations Private Limited a private limited company incorporated in India (fully consolidated based on the company’s 51% controlling share, while the remaining 49% is recorded as a minority interest)

SUBSIDIARIES OF STANADYNE CORPORATION

Precision Engine Products Corp.

Stanadyne, SpA, a S.p.A. company incorporated in Italy

Stanadyne Amalgamations Private Limited a private limited company incorporated in India (fully consolidated based on the company’s 51% controlling share, while the remaining 49% is recorded as a minority interest)